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AT THE COMPANY:                               AT THE FINANCIAL RELATIONS BOARD
Jon Grisham, Investor Relations               Kerry Thalheim, General Inquiries
516-767-7550                                  212-661-8030


           ACADIA REALTY TRUST COMMENTS ON EFFECT FROM AMES BANKRUPTCY
                    FILING AND THEIR ANNOUNCED STORE CLOSINGS

NEW YORK, (August 24, 2001) - Acadia Realty Trust (NYSE:AKR), a fully integrated shopping center and multi-family REIT, today indicated that at this time the Ames Department Stores, Inc. filing for Chapter 11 bankruptcy protection and their earlier announcement to close 47 of their 452 stores is expected to immediately impact only two Ames stores in the Acadia portfolio.

On Monday, August 20, 2001, Ames Department Stores, Inc. filed for Chapter 11 bankruptcy protection. During the preceding week, on August 16, 2001, Ames announced its decision to close 47 of its 452 stores. Only one of these stores scheduled for closing is within Acadia's portfolio, located in 94,000 square feet at the Union Plaza in New Castle Pennsylvania.

In the Company's Valmont Shopping Center, located in Hazleton, Pennsylvania, the Ames store has ceased operating but continues to pay rent. Although not included in the Ames list of stores closures, it is probable that this lease, representing approximately 97,000 square feet, will be rejected as part of the bankruptcy proceedings. Acadia has not received any notice from Ames as to the remaining 9 Ames locations in Acadia's portfolio, comprising approximately 625,000 square feet, which continue to operate at the Company's centers.

Additional information related to Acadia's shopping centers, anchors and related rents are included in the Company's Quarterly Financial Supplemental for the quarter ended June 30, 2001 as previously filed in an 8K filing and which is also published on the Company's website at www.acadiarealty.com.

Acadia Realty Trust, headquartered on Long Island, NY, is a self-administered equity real estate investment trust structured as an UPREIT, which specializes in the operation, management, leasing, renovation and acquisition of shopping centers. The Company currently owns and operates 56 properties totaling approximately 10 million square feet, primarily in the eastern half of the United States. Acadia's principal executive offices are located in Port Washington, New York, with a corporate office located in Manhattan.

Certain matters in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

     For more information on Acadia Realty Trust visit Acadia Realty Trust's
                        Web site at www.acadiarealty.com